Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REACHES PROFITABLITY FOR THE YEAR 2010 DESPITE A LOSS FOR THE FOURTH QUARTER

Richardson, Texas — February 9, 2011 — Intrusion Inc. (OTCBB: INTZ), (“Intrusion”) today announced financial results for the quarter and year ended December 31, 2010.  Intrusion achieved a net profit for the year 2010, the second consecutive year to do so, despite recording a loss for the fourth quarter.

Intrusion’s net loss was $0.3 million in the fourth quarter 2010, compared to a net income of $0.4 million for the fourth quarter 2009.  Net income was $0.2 million for the year 2010, a 22% increase over 2009.

Revenue for the fourth quarter 2010 was $0.9 million, compared to $1.5 million for the fourth quarter 2009.  Revenue for the year 2010 was $5.6 million, a 14% increase over 2009.

Gross profit margin was 61% of revenue in the fourth quarter of 2010, compared to 66% of revenue in the fourth quarter 2009.  For the year, the gross profit margin was 63%, compared to 66% in 2009.  Differences in gross profit margin are primarily the result of changes in product mix.

Intrusion’s fourth quarter 2010 operating expenses were $0.9 million up from $0.6 million in the fourth quarter 2009.  For the year 2010, operating expenses were $3.3 million, up from $3.0 million in 2009.

As of December 31, 2010, Intrusion reported cash and cash equivalents of $0.5 million, a working capital deficiency of $0.7 million and debt of $0.2 million.

“Overall, 2010 was a good year for Intrusion.  Revenue increased 14% over 2009, even though revenue decreased in the fourth quarter due to delays in U.S. Government contracts.  Our total orders booked in the fourth quarter were $1.3 million,” stated G. Ward Paxton, Chairman, President and CEO of Intrusion.  “Total debt decreased to $230,000 at year end,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today.  Interested investors can access the call at 1-800-399-2043 (if outside the United States, 1-706-634-5518).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until February 16, 2011 by calling 1-800-642-1687 (if outside the United States, 1-706-645-9291).  At the replay prompt, enter conference identification number 43396005.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	December 31,	December 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$540	$519
Accounts receivable	222	351
Inventories, net	61	7
Prepaid expenses	23	68
Total current assets	846	945

Property and equipment, net	117	146
Other assets	39	39
TOTAL ASSETS	$1,002	$1,130

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$529	$674
Dividends payable	22	360
Deferred revenue	983	93
Total current liabilities	1,534	1,127

Loan payable to officer	230	970

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 220 Liquidation preference of $1,114 as of December 31, 2010	778	778
Series 2 shares issued and outstanding — 460 Liquidation preference of $1,155 as of December 31, 2010	724	724
Series 3 shares issued and outstanding — 354 Liquidation preference of $775 as of December 31, 2010	504	504

Common stock, $.01 par value:
Authorized shares — 80,000 Issued shares — 11,828 in 2010 and 11,715 in 2009 Outstanding shares — 11,818 in 2010 and 11,705 in 2009	118	117
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	55,570	55,545
Accumulated deficit	(57,868)	(58,094)
Accumulated other comprehensive loss	(226)	(179)
Total stockholders’ deficit	(762)	(967)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,002	$1,130

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue	$938	$1,519	$5,588	$4,920
Cost of revenue	364	517	2,060	1,662

Gross profit	574	1,002	3,528	3,258

Operating expenses:
Sales and marketing	281	189	921	922
Research and development	372	202	1,395	1,106
General and administrative	214	213	992	980

Operating income (loss)	(293)	398	220	250
Other income	—	—	47	—
Interest expense, net	(9)	(19)	(41)	(64)
Income (loss) before income taxes	(302)	379	226	186
Income tax provision	—	—	—	—
Net income (loss)	(302)	379	226	186
Preferred stock dividends accrued	(38)	(38)	(136)	(154)
Net Income (loss) attributable to common stockholders	$(340)	$341	$90	$32

Net income (loss) per share attributable to common stockholders: Basic	$(0.03)	$0.03	$0.01	$0.00
Diluted	$(0.03)	$0.03	$0.01	$0.00

Weighted average shares outstanding:
Basic	11,798	11,705	11,745	11,678
Diluted	11,798	13,206	13,366	12,873